NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces 2025 Year End Financials and Provides 2026 and 2027 Production Guidance

FAIRBANKS, AK -- (March 16, 2026) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today that it filed with the Securities and Exchange Commission its Form 10-K for the year ended December 31, 2025 (“FY 2025”).

In FY 2025 Contango’s share of production from its Manh Choh mine, operated in partnership with Kinross, totaled approximately 60,200 gold equivalent ounces1 (“GEO”). The Company reported a net loss of $36.1 million (“M”), including a non-cash expense of $46.0 M from an unrealized loss on derivative contracts for FY 2025. The Company reported adjusted net income2 of $73.0 million (“M”) and total income from operations of $69.1 M. The Company's unrestricted cash position as of December 31, 2025 was $64.8 M compared to $20.0 M as of December 31, 2024.

Rick Van Nieuwenhuyse, President and CEO of the Company, stated, “Production in FY 2025 was in line with guidance, producing approximately 60,200 gold equivalent ounces, including 57,315 ounces of silver. In FY 2025, 57,800 ounces of gold were sold (the remaining sold during Q1 2026) with cash costs per ounce sold1 of $1,459 and all-in-sustaining costs per ounce sold1 of $1,616 in line with 2025 guidance of $1,625 per ounce sold. During FY 2025, the Company remained focused on paying down its debt and delivering into the hedge contracts with $37.5 M in principal repayments on its Credit Facility and 43,739 ounces of gold delivered into its hedge contracts, bringing the Credit Facility balance down to $14.6 M and hedge contracts to 43,000 ounces as of December 31, 2025. The Company further offset its hedge book through the repurchase of 15,446 ounces on February 12, 2026.

At the Lucky Shot project, we commenced an underground diamond drilling program in Q4 2025 with positive initial assay results released in late February 2026. The current program represents the first phase of a multi-phase underground and surface exploration campaign designed to support resource in-fill and expansion with an objective of targeting 400,000 to 500,000 measured and indicated gold ounces to support a feasibility level mine production and transportation plan, with the objective of targeting 40,000 to 50,000 ounces of annual gold production using our Direct Shipping Ore (DSO) approach, assuming positive exploration success. We expect to complete the feasibility study in 12 to 18 months and make a production decision in 2027.

At Johnson Tract an initial assessment of the tide water accessible high grade polymetallic (gold, zinc, copper, silver, lead) deposit was announced on May 6, 2025, indicating a post-tax net present value of $615.4 M and pay-back period of 1.3 years using a $4,000 gold price. We remain heads down with permitting under the FAST-41 program and will scale up field activities in 2026, including heavy equipment mobilization, construction of a road from the camp to the proposed portal site and winterizing the camp for year-round operations. This will result in developing sustainable mining projects that domestically produce the metals needed for our modern society and security.

1 See non-GAAP measures in the Company’s 10K for the year ended December 31, 2025

2 See non-GAAP measures at end of this press release for calculation of adjusted net income

Finally, we would like to acknowledge and thank our dedicated team of employees, the State and Federal agencies we work with as well as our contractors and extensive network of stakeholders in the communities around our projects. As we advance toward the Dolly Varden merger, currently targeted to close by late March, subject to shareholder and final regulatory approvals, we recognize that our continued success relies on support from all these groups as well as our investors. Note that after the Dolly Varden merger closes, we anticipate a comprehensive update on all exploration activities and plans for 2026 for the new Company – Contango Silver and Gold Inc.”

During FY 2025 and subsequent to year end, the Company has the following updates:

Manh Choh Production Results

Peak Gold JV (on a 100% basis)[1]	FY 2025
Total tons mined	13.6	M tons
Ore tons mined	1.20	M tons
Gold oz mined	216,758	oz
Ore tons processed	1,069,470	ton
Gold grade processed	0.20	oz/t
Gold recovery	93%
Gold oz produced[2]	198,450	oz
Gold oz sold	192,750	oz
Silver oz sold	191,050	oz

Contango's Share (on a 30% basis)[1]
Gold oz produced	59,500	oz
Gold oz sold	57,800	oz
Total gold equivalent oz produced3&4	60,200	oz
Silver oz sold	57,315	oz
Total gold sales	$196,653,253
Total silver sales	$2,313,217
Cash costs on a by-product basis, per oz sold[4]	1,459	per oz sold
AISC on a by-product basis, per oz sold[4]	1,616	per oz sold

Principal debt repayments	$37,500
Gold oz delivered into hedge contracts	43,739	oz
Average realized spot gold price	$3,400	per oz sold
Cash distributions received from Peak Gold JV	$102,000,000

Notes:

1.
Certain numbers have been rounded for presentation purposes.
2.
Includes estimate of recoverable gold inventory of 5,700 oz.
3.
Gold equivalent oz calculated using a factor of 85.1 to 1 for conversion of silver oz.
4.
See non-GAAP measures disclosed in the Company’s 10K for the year ended December 31, 2025.

FY 2025 Production Highlights (Contango’s 30% share):

•
FY 2025 Production of 60,200 gold equivalent ounces (“GEO”)3, including 1,700 ounces (“oz”) of recoverable gold inventory and 57,315 oz of silver
•
Average realized spot gold price of $3,400 per oz
•
Average head grade of gold processed of 0.20 oz per ton (“oz/t”)
•
43,739 oz of gold delivered into hedge contracts
•
$102 million (”M”) in cash distributions received from the Peak Gold JV for 2025
•
Cash costs per ounce sold of $1,459 and all-in sustaining costs (“AISC”) of 1,616 per ounce sold

Lucky Shot Project:

•
In Q4 2025, the first phase of a 15,000-meter underground in-fill drilling program commenced with positive initial assays results released in late February 2026. This work, along with detailed engineering, hydrology and geotechnical work will form the basis for a feasibility level mine and transportation plan for Lucky Shot, targeting 40,000 oz to 50,000 oz of gold production per year using our Direct Shipping Ore (DSO) approach, assuming positive exploration success. We expect to complete the feasibility study in 12 to 18 months and make a production decision in 2027.

Johnson Tract Project:

•
In FY 2025, the Company continued with ongoing work to permit the underground exploration drift along with baseline environmental and engineering work to support permitting a road and barge landing facility within the Transportation and Port Easements granted to Cook Inlet Regional Inc. (CIRI) the underlying landowner. Field crews started work in July 2025 and finalized the field program in mid-October.

•
On January 30, 2026, the Johnson Tract project was officially placed onto the FAST-41 Dashboard.

Repayments of Debt, Reduction of Hedge Contracts and Financing:

•
The Company’s unrestricted cash position as of December 31, 2025 was $64.8 M.

•
In FY 2025, Contango repaid $37.5 M on the Facility, reducing the outstanding principal balance to $14.6M.

•
On September 25, 2025, the Company raised gross proceeds of $50 M by issuing 1,975,000 shares of common stock and pre-funded warrants to purchase up to 525,000 shares of common stock at a public offering price of $20.00 per share and $19.99 per pre-funded warrant.

•
On February 12, 2026, the Company raised gross proceeds of $50 M by issuing 1,678,206 shares of common stock and pre-funded warrants to purchase up to 325,000 shares of common stock at a public offering price of $24.96 per share and $24.95 per pre-funded warrant.

•
On February 12, 2026, the Company paid $46.4 M to settle gold hedge contracts for 15,446 ounces with an average strike price of $2,025 per ounce with maturities ranging between March and September 2026. In addition, as part of a price protection strategy to offset the hedge settlements, the Company paid $0.4 million to purchase 15,446 puts with a strike price of $4,000 per ounce. As of the date of this report, the remaining gold hedge contracts total 11,000 ounces in 2026 and 15,000 ounces in the first half of 2027.

3 Gold equivalent oz calculated using a factor of 85.1 to 1 for conversion of silver oz.

Corporate Development – Dolly Varden Merger:

•
On December 8, 2025, the Company and Dolly Varden Silver Corporation (“Dolly Varden”) announced that they entered into an arrangement agreement (the “Arrangement Agreement”) to combine Contango and Dolly Varden on a merger-of-equals basis pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Transaction”) (the combined entity referred to as “MergeCo”). Pursuant to the terms and conditions of the Arrangement Agreement, Contango will acquire all of the issued and outstanding common shares of Dolly Varden (the “DV Shares”) at an exchange ratio of 0.1652 of a share of voting common stock of Contango for each DV Share held (the “Exchange Ratio”). Upon completion of the Transaction, existing Contango and Dolly Varden shareholders will own approximately 50% each of the outstanding common stock of Contango, respectively, on a fully diluted in-the-money basis. MergeCo is expected to be renamed Contango Silver & Gold Inc. and will be led by Rick Van Nieuwenhuyse as CEO, Shawn Khunkhun as President and Mike Clark as Executive Vice President and CFO. The board of directors of MergeCo will include Clynt Nauman as Chairman, Brad Juneau, Darren Devine, Mike Cinnamond, Tim Clark, Rick Van Nieuwenhuyse and Shawn Khunkhun. The Transaction is expected to close in late March 2026.

Statement of Operations for FY 2025 compared to FY 2024:

The Company reported total income from operations of $69.1M in FY 2025 compared to $26.3 M for FY 2024. In FY 2025, the Company reported adjusted net income of $73.0 M compared to $16.1 M for FY 2024. The Company reported net loss of $36.1 M or $2.80 loss per fully diluted share. This compares to a net loss of $38.0 M for FY 2024 or $3.49 loss per fully diluted share. The net loss for FY 2025 and FY 2024 includes a non-cash unrealized loss on derivative contracts related to the hedges in the amounts of $46.0 M and $34.3 M, respectively.

Statement of Cash Flows for FY 2025 compared to FY 2024:

Net cash provided from operating activities was $25.7 M for FY 2025 compared to $0.7 M for FY 2024. The increase in net cash provided by operating activities was primarily driven by gold production at the Manh Choh mine and the receipt of $102.0 M in cash distributions from the Peak Gold JV. Cash used in investing activities was $0.5 M for FY 2025 compared to $32.1 M in FY 2024 related to cash invested in the Peak Gold JV to fund Contango’s share of Manh Choh development costs in 2024. Cash provided by financing activities in FY 2025 was $18.4 M, primarily related to cash proceeds from an equity offering offset by principal repayments of $37.5 M on the credit facility. This compares to cash inflows of $36.0 M in FY 2024, primarily related to debt drawdowns of $30.0 M on the credit facility and an equity offering. The Company’s unrestricted cash position as of December 31, 2025 was $64.8 M compared to $20.1 M as of December 31, 2024.

2026 and 2027 Outlook: Rapid Growth and Strategic Momentum

Mr. Van Nieuwenhuyse further stated, “FY 2026 is a transition mining year at Manh Choh as operations sequence from the North Pit to the South Pit as outlined in the Feasibility Study mine plan in the Manh Choh Technical Report Summary4 (the “TRS”). Total tonnes mined in 2026 is budgeted to be approximately 14% higher than 2025 with 1.21 million ore tons to be mined at an estimated production grade of 0.19 oz/t resulting in a projected 225,000 contained ounces mined ( on a 100% basis), an increase of approximately 4% compared to 2025 gold ounces mined. On a FY 2026 basis, the improved ore production anticipated at Manh Choh will be partially offset by planned stockpile delays to accommodate batch processing of Manh Choh ores at the Fort Knox mill. There is an approximate 4-month lag between when a ton of ore is mined and then transported, processed, sold and credited to Contango’s bullion account. This timing difference is particularly noticeable in 2026 as the Manh Choh mine sequences from lower grade “transition” ores in Q1 2026 through Q3 2026 into the higher-grade South Pit ores in Q4 2026, the primary benefits of which will be seen in Q1 2027. Ore tons and average grade delivered to the Fort Knox mill for processing during FY 2026 will be 990,000 tons with an average grade of 0.155 oz/ton for estimated gold production of 142,700 oz produced (40,000 oz to 45,000 oz for Contango’s 30% share). The higher-grade ores in the South Pit are projected to produce 1.18 million tons of mined ore in FY 2027 at an average gold grade of 0.26 oz/ton, yielding an estimated 75,000 oz to 80,000 oz produced for Contango’s account. We expect robust cash distributions from the Peak Gold JV with an estimated range of $48 M to $54 M distributed in FY 2026 and $165 M to $175 M in FY 2027, based on current assumptions, including an estimated $3,700 per oz gold price. We plan to be completely un-hedged by the end of FY 2026 with less than $10 M remaining on our Credit Facility, with a strong balance sheet and be well positioned to take full benefit of a rising gold-price environment.

2026 and 2027 Production Guidance Highlights:

Contango’s share of gold production from the Manh Choh mine is estimated to range from 40,000 to 45,000 oz of gold for FY 2026, with cash costs estimated to range from $1,900 to $2,000 per oz of gold sold, and 75,000 to 80,000 oz of gold production for FY 2027, with cash costs estimated to range from $1,200 to $1,300 per oz of gold sold. Higher estimated FY 2026 cash costs are the result of lower gold production in FY2026, larger royalty payments due to the increasing gold price and, to a lesser degree, higher costs associated with wages and consumables. Recent increased volatility in forecast fuel prices may have impact on costs in 2026.

•
Cash Distributions: The Company anticipates robust distributions from the Peak Gold JV, projected to range between $48 M to $54 M in FY 2026 and rising to a range of $165 M to $175 M in FY 2027 (based on a $3,700/oz gold price assumption).

4 See press release announcing TRS: https://www.contangoore.com/press-release/contango-ore-announces-completion-of-s-k-1300-technical-report-summary-for-its-manh-choh-project-in-alaska. To view a copy of the TRS, see: https://cdn.prod.website-files.com/5fc5d36fd44fd675102e4420/6470afdaf94d2ac9f93d93e0_SIMS%20Contango%20Manh%20Choh%20Project%20S-K%201300%20TRS%20FINAL%2020230524%20(1)-compressed.pdf. The information contained in, or otherwise accessible through, the links are not part of, and are not incorporated by reference into this release.

•
Becoming Debt-Free and Hedge-Free: Contango is scheduled to deliver 11,000 oz of gold into its hedge contracts in FY 2026 and plans to become fully unhedged in FY 2026 by early delivering the remaining 15,000 oz by the end of FY 2026. In addition, the Company is forecasting to completely pay off its Credit Facility by early 2027.

Gold Production Guidance (Estimates)

Peak Gold JV (on a 100% basis)[1]	2025 Actual	2026 Guidance	2027 Guidance
Total tons mined	13.6	15.5	3.0	M ton
Ore tons mined	1.20	1.21	1.18	M ton
Gold oz mined	216,758	225,000	307,000	oz
Gold grade mined	0.18	0.19	0.26	oz/t
Ore tons processed	1,069,470	990,000	1,096,000	ton
Gold grade processed	0.20	0.155	0.27	oz/t
Gold recovery (%)	93	93	88%
Gold production[2]	192,750	142,700	261,500	oz
Silver production[2]	191,050	185,800	288,000	oz

Contango’s Share (on a 30% basis)[1]
Gold oz production guidance	59,500	40,000 to 45,000	75,000 to 80,000	oz
Principal debt repayments	$37,500	$4,000	$10,000
Gold oz to deliver into hedge contracts	43,739	12,554[5]	15,000	oz
Cash distributions from Peak Gold JV3	$102 M	$48 M to $54 M	$165 M to $175 M

Cash Costs and AISC Guidance (30% basis)[4]
Cash costs on a by-product basis, per oz	$1,459	$1,900 to $2,000	$1,200 to $1,300
AISC on a by-product basis, per oz	$1,616	$2,200 to $2,300	$1,300 to $1,400

Notes:

1.
Certain numbers have been rounded for presentation purposes.
2.
Gold and silver production reported in ‘2025 Actuals’ represents gold and silver sold in the Peak Gold JV in 2025.
3.
Based on current assumptions, including gold price of $3,700 per oz and current operating costs being achieved.
4.
See non-GAAP measures disclosed in the Company’s 10K for the year ended December 31, 2025.
5.
The Company settled 15,446 oz of hedge contracts on February 12, 2026, reducing the balance of hedge contracts to 12,554 oz for 2026 and 15,000 for 2027.

Adjusted Net Income (Non-GAAP)

•
Management uses Adjusted net income to evaluate the Company’s operating performance, and to plan and forecast its operations. The Company believes the use of Adjusted net income reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. Management’s determination of the components of Adjusted net income is evaluated periodically and is based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net loss (GAAP) is reconciled to Adjusted net income (Non-GAAP) adjusted for loss on derivative contracts in the following table:

FY 2025	FY 2024

	($)	($)
Net loss	(36,086,645)	(38,030,291)
Loss on derivative contracts	109,108,194	54,150,141
Adjusted net income	73,021,549	16,119,850

QUALIFIED PERSONS

The scientific and technical information contained in this news release has been reviewed and approved by Dave Larimer, CPG, VP, Exploration for Contango ORE, Inc., who is a Qualified Person as defined by SEC Regulation S-K 1300. Dave Larimer is not independent of the Company.

CONFERENCE CALL AND WEBCAST

Contango will host a conference call and webcast to discuss the year end 2025 results on Monday, March 16, 2026, at 2:00pm EST / 11:00am PST. Participants may join the webcast using the following call-in details: https://6ix.com/event/contango-ore-2025-year-end-earnings-and-2627-guidance.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in the exploration for and development and production of gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project, which consists of mineral rights to approximately 21,000 acres located near tidewater, 125 miles southwest of Anchorage, Alaska, from the underlying owner, CIRI, (ii) a lease on the Lucky Shot project, which consists of mineral rights to approximately 8,600 acres of State of Alaska and patented mining claims located in the Willow Mining District about 75 miles north of Anchorage, Alaska, from the underlying owner, Alaska Hardrock Inc., (iii) mineral rights to approximately 145,000 acres of State of Alaska mining claims, and (iv) mineral rights to approximately 11,700 acres of State of Alaska mining claims and upland mining leases, all of which give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “intends”, “believes”, “ensures”, “forecasts”, “predicts”, “proposes”, “contemplates”, “aims”, “seeks”, “continues”, “potential”, “positioned”, “strategy”, “outlook”, “future”, “going forward”, “designed to”, and similar expressions or other words of similar meaning, and the negatives thereof, or stating that certain actions, events or results “may”, “might”, “will”, “should”, “would”, or “could” be taken, or that they are “possible”, “probable”, or “likely” to occur or be achieved). However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s operations program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 388-7770

www.contangoore.com